Exhibit 10.23

LEASE

BETWEEN

PARK PLACE ASSOCIATES, LANDLORD

AND

DANGER, INC., TENANT

3101 Park Boulevard

Palo Alto, California 94306

March 14, 2006

SCHEDULE OF EXHIBITS

EXHIBIT A        Commencement Memorandum

EXHIBIT B        Tenant’s Hazardous Materials

EXHIBIT C        Alterations by Pacific Data Images, Inc. (to be removed)

LEASE

3101 Park Boulevard

Palo Alto, California 94306

THIS LEASE, referred to herein as “this Lease,” dated for reference purposes as of March 14, 2006, is made and entered Into by and between PARK PLACE ASSOCIATES, a California general partnership (“Landlord”), and DANGER, INC., a Delaware corporation (“Tenant”).

RECITALS:

A. Landlord is the owner of that certain real property together with the improvements thereon consisting of a three (3) story building (the “Building”) containing approximately 40,000 rentable square feet, situated upon approximately 1.58 acres of land (the “Land”), commonly known as 3101 Park Boulevard, Palo Alto, California 94306, and also described as Santa Clara County Assessor’s Parcel Number 132-26-071-00 (the Building, the Land, and the other improvements thereon are referred to herein collectively as the “Premises”).

B. Landlord and Tenant wish to enter into this Lease of the Premises upon the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

1.	LEASE

Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord the Premises at the rental and upon all of the terms and conditions set forth herein.

2.	INITIAL TERM

(a) Subject to the execution and delivery of this Lease by Landlord and Tenant, the term of this Lease (the “initial term”) shall commence on January 1, 2007 (the “Commencement Date”), and shall expire on December 31, 2009 (the “Expiration Date”), unless sooner terminated or extended in accordance with the provisions hereof. Upon the execution and delivery of this Lease, Landlord and Tenant shall confirm in writing the Commencement Date and the Expiration Date of the initial term by executing and delivering the Commencement Memorandum in the form attached hereto as Exhibit A and incorporated by reference herein. The “term of this Lease” as used herein shall include the option extension period referred to in Paragraph 3 if the option to extend is exercised in a timely manner.

(b) Tenant acknowledges that (1) Tenant is currently in possession of the Premises pursuant to that certain Sublease dated as of July 8, 2003 (the “Sublease”), by and between Pacific Data Images, Inc., a California corporation (“Pacific Data”), as Sublandlord, and Tenant, as Subtenant, and (2) the Sublease is in full force and effect and there is no existing uncured default thereunder by either Sublandlord (to Tenant’s knowledge) or Tenant Landlord acknowledges that (1) Tenant is currently in possession of the Premises pursuant to the Sublease, (2) Pacific Data leases the Premises pursuant to that certain Lease dated as of November 14, 1995 by and between Landlord, as landlord, and Pacific Data Images, Inc., as tenant (the “Master Lease”), and (3) the Master Lease is in full force and effect and there is no existing uncured default thereunder by either Landlord or (to Landlord’s knowledge) Pacific Data.

3.	OPTION TO EXTEND

(a) Landlord hereby grants to Tenant one (1) option to extend the term of this Lease for a period of twenty-four (24) calendar months immediately following the expiration of the initial term. Tenant may exercise the foregoing option to extend by giving written notice of exercise to Landlord at least six (6) months, but not more than nine (9) months, prior to the expiration of the initial term of this Lease (“the option exercise period”), time being of the essence; provided that if Tenant is currently in a state of uncured default after the expiration of notice and cure periods, if applicable (referred to herein as “in default”) under this Lease at the time of exercise of the option or on the commencement date of the option extension period, such notice of exercise shall be void and of no force or effect. Such option extension period, if exercised, shall be upon the same terms and conditions as the initial term of this Lease, including the payment by Tenant of the Operating Expenses and Taxes pursuant to Paragraph 5, except that (1) the Monthly Base Rent during the option period shall be determined as set forth in Paragraph 3(b) hereof, (2) there shall be no additional option to extend, and (3) Tenant shall accept the Premises in their then “as is” condition, and Paragraph 13(a) and Paragraph 13(b) of this Lease shall not apply to the option period. If Tenant does not exercise the option to extend in a timely manner the option shall lapse, time being of the essence.

(b) The initial Monthly Base Rent for the Premises during the option extension period shall be the greater of (1) Eighty-two Thousand Dollars ($82,000) per month, or (2) the then current fair market Monthly Base Rent for the Premises on the commencement date of the option extension period as determined by agreement between the Landlord and Tenant reached prior to the expiration of the option exercise period, if possible, and by the process of appraisal if the parties cannot reach agreement.

Upon the written request by Tenant to Landlord received by Landlord no earlier than ninety (90) days and no later than thirty (30) days prior to the expiration of the option exercise period (e.g., between April 1, 2009 and May 31, 2009) and prior to the exercise by Tenant of the option to extend, Landlord shall give Tenant written notice of Landlord’s good faith opinion of the fair market Monthly Base Rent for the Premises as of the commencement date of the option extension period. If Landlord’s good faith opinion of the fair market Monthly Base Rent for the Premises as of the commencement date of the option extension period exceeds Eighty-two Thousand Dollars ($82,000) per month, then upon the request of Tenant, Landlord and Tenant shall enter into good faith negotiations for thirty (30) days in an effort to reach agreement on the initial Monthly Base Rent for the Premises during the option extension period.

If Landlord and Tenant are unable to agree upon the amount equal to the then current fair market Monthly Base Rent for the Premises, and thereafter, prior to the expiration of the option exercise period, Tenant exercises the option to extend, said amount shall be determined by appraisal. The appraisal shall be performed by one appraiser if the parties are able to agree upon one appraiser. If the parties are unable to agree upon one appraiser, each party shall appoint an appraiser and the two appraisers shall select a third appraiser. Each appraiser selected shall be an experienced commercial real estate agent with at least five (5) years of full-time commercial real estate experience in the Palo Alto office market.

If only one appraiser is selected, that appraiser shall notify the parties in simple letter form of its determination of the amount equal to the fair market Monthly Base Rent for the Premises on the commencement date of the option extension period within fifteen (15) days following its selection. Said appraisal shall be binding on the parties as the appraised current “fair market Monthly Base Rent” for the Premises which shall be based upon what a willing new lessee would pay and a willing lessor would accept at arm’s length for the Premises determined with reference to comparable premises in the market area of the Premises of similar age, size, quality of construction and specifications (excluding the value of any improvements to the Premises made at Tenant’s cost) for a lease similar to this Lease and taking into consideration that there will be no free rent, improvement allowance, or other concessions. If multiple appraisers are selected, each appraiser shall within ten (10) days of being selected make its determination of the amount of the current fair market Monthly Base Rent for the Premises in simple letter form. If two (2) or more of the appraisers agree on said amount, such agreement shall be binding upon the parties. If multiple appraisers are selected and two (2) appraisers are unable to agree on said amount, the amount of the fair market Monthly Base Rent for the Premises shall be determined by taking the mean average of the appraisals; provided, that any high or low appraisal, differing from the middle appraisal by more than ten percent (10%) of the middle appraisal, shall be disregarded in calculating the average. Said initial Monthly Base Rent shall be increased on the first anniversary of the commencement of the option term in the manner determined by the appraisers to be consistent with the then prevailing market practice for comparable space in the Palo Alto office market, subject to Paragraph 3(d) hereof.

If only one appraiser is selected, then each party shall pay one-half of the fees and expenses of that appraiser. If three appraisers are selected, each party shall bear the fees and expenses of the appraiser it selects and one-half of the fees and expenses of the third appraiser.

(c) Thereafter, provided that Tenant has previously given timely notice to Landlord of the exercise by Tenant of the option to extend the term, Landlord and Tenant shall execute an amendment to this Lease stating that the initial Monthly Base Rent for the Premises during the option extension period (and the increase as of the first anniversary of the commencement of the option extension period) shall be equal to the determination by appraisal.

(d) Notwithstanding anything to the contrary contained in subparagraphs (b) and (c) above, in no event shall the Monthly Base Rent at the commencement of the option extension period be less than Eighty-two Thousand Dollars ($82,000) per month, and in no event shall the increase in Monthly Base Rent as of the first anniversary of the commencement of the option term be less than $0.10 per rentable square foot of the Premises.

4.	MONTHLY BASE RENT.

(a) Commencing on the Commencement Date and continuing on the first day of each calendar month thereafter during the term, Tenant shall pay to Landlord in monthly installments in advance Monthly Base Rent, in lawful money of the United States, as follows:

Period	Rent/sf/Month/NNN	Amount
January 1, 2007 – December 31, 2007	$1.75	$70,000
January 1, 2008 – December 31, 2008	$1.85	$74,000
January 1, 2009 – December 31, 2009	$1.95	$78,000

(b) Upon the execution and delivery of this Lease by Landlord and Tenant, Tenant shall pay to Landlord the sum of Seventy Thousand Dollars ($70,000) representing the Monthly Base Rent for the month of January 2007. Subject to completion of Landlord’s Work pursuant to Paragraph 12 of this Lease, commencing on February 1, 2007, Monthly Base Rent shall be payable in monthly installments in advance on the first day of each calendar month. Monthly Base Rent for the partial month at the expiration of the initial term or earlier termination of this Lease shall be prorated on the basis of the number of days in the calendar month in which the initial term expires or is earlier terminated. Upon the execution and delivery of this Lease by Landlord and Tenant, Tenant shall also pay to Landlord the security deposit of One Hundred Thousand Dollars ($100,000) pursuant to Paragraph 7 hereof.

5.	ADDITIONAL RENT; OPERATING EXPENSES AND TAXES

(a) In addition to the Monthly Base Rent payable by Tenant pursuant to Paragraph 4, Tenant shall pay to Landlord during the term of this Lease as “Additional Rent” all Operating Expenses of the Premises as defined in Paragraph 5(b) and all Taxes levied or assessed against the Premises as Taxes are defined in Paragraph 5(c) hereof.

(b) “Operating Expenses” as used herein shall include all direct costs actually incurred by Landlord in the management, operation, maintenance, repair, and replacement of the Premises, including the cost of all maintenance, repairs, and restoration of the Premises performed by Landlord pursuant to Paragraphs 14(b) and 14(c) hereof, as determined in accordance with generally accepted accounting principles (unless excluded by this Lease), including, but not limited to:

Personal property taxes related to the Premises; any parking taxes or levies imposed on the Premises after the Commencement Date by any governmental agency; a management fee equal to three percent (3%) of Monthly Base Rent payable by Tenant under this Lease, which management fee shall be payable to Landlord, any affiliate of Landlord, or an independent property manager selected by Landlord; water and sewer charges; waste disposal; insurance premiums for insurance coverages maintained by Landlord pursuant to Paragraph 11(b) hereof; license, permit, and inspection fees; all charges for electricity, heating, air conditioning, gas, and any other utilities (including, without limitation, any temporary or permanent utility surcharge or other exaction) except to the extent that such utilities are paid directly by Tenant pursuant to Paragraph 15(a); maintenance, repair, and replacement of the roof membrane (following the work to be performed by Landlord pursuant to Paragraph 13(b)(1)); maintenance and replacement of floor and window coverings; repair, maintenance, and replacement of the heating, ventilating, air conditioning, mechanical and electrical systems, plumbing and sewage systems (after completion of Landlord’s work referred to in Paragraphs 13(a) and 13(b)); landscaping, gardening, and tree trimming; glazing; repair, maintenance, cleaning, sweeping, striping, and resurfacing of the parking area; exterior Building lighting and parking lot lighting; supplies, materials, equipment and tools used in the maintenance of the Premises; costs for accounting services incurred in the calculation of Operating Expenses and Taxes as defined herein; and the cost of capital expenditures for any improvements or changes to the Building or improvements which are required by laws, ordinances, or other governmental regulations adopted after the Commencement Date, or for any capital expenditures voluntarily made by Landlord which have the effect of reducing Operating Expenses, and the cost of all such capital expenditures and improvements (including those required by laws, ordinances, etc) shall be amortized over the useful life of said improvements (together with interest on the unamortized balance at the rate equal to the effective rate of interest actually charged to Landlord (or if Landlord has not borrowed such funds, at the rate of interest that Landlord’s bank would have charged Landlord on a line of credit at the time of completion of the improvements), but in no event in excess of twelve percent (12%) per annum) as an Operating Expense in accordance with generally accepted accounting principles; provided, however, that with respect to capital improvements made to save Operating Expenses, the amortization thereof shall not be at a rate greater than the actual savings in Operating Expenses. Operating Expenses shall also include any other expense or charge, whether or not described herein, not specifically excluded by other provisions of this Lease, which in accordance with generally accepted accounting principles would be considered an expense of managing, operating, maintaining, repairing, and managing the Premises.

In addition to the Operating Expenses referred to above, Tenant shall pay to Landlord an amount equal to twenty percent (20%) of the cost of the new HVAC equipment serving the Building to be installed by Landlord as part of Landlord’s Work pursuant to Paragraph 13(a) hereof Said amount shall be paid by Tenant to Landlord in thirty-six (36) equal monthly installments as part of the Operating Expenses payable by Tenant pursuant to this Paragraph 5(b).

(c) Real property taxes and assessments levied or assessed against the Premises, during the term of this Lease are referred to herein as “Taxes”.

As used herein, “Taxes” shall mean:

(1) all real estate taxes, assessments and any other taxes levied or assessed against the Premises including the Land, the Building, and all improvements located thereon, including any increase in Taxes resulting from a reassessment following any transfer of ownership of the Premises or any interest therein or following any improvements to the Premises; and

(2) all other taxes which may be levied in lieu of real estate taxes, assessments, and other fees, charges, and levies, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature by any authority having the direct or indirect power to tax, including without limitation any governmental authority or any improvement or other district or division thereof, for public improvements, services, or benefits which are assessed, levied, confirmed, imposed, or become a lien (A) upon the Premises, and/or any legal or equitable interest of Landlord in any part thereof; or (B) upon this transaction or any document to which Tenant is a party creating or transferring any interest in the Premises; and (C) any tax or excise, however described, imposed in addition to, or in substitution partially or totally of any tax previously included within the definition of “Taxes” or any tax the nature of which was previously included in the definition “Taxes”.

Not included within the definition of “Taxes” are: (a) any net income, profits, transfer, franchise, estate, gift, rental income, or inheritance taxes imposed by any governmental authority, and (b) penalties or interest charges assessed on delinquent Taxes so long as Tenant is not in default in the payment of Monthly Base Rent or Additional Rent Tenant’s obligation to pay any assessments included within Taxes shall be calculated on the basis of the amount due if Landlord had allowed the assessment to go to bond and the same were to be paid over the longest period available.

Tenant shall be required to pay any tax based on (1) gross or net rents, (2) the square footage of the Premises or the Building, (3) this transaction (or any document relating thereto), (4) the occupancy of Tenant, or (5) any other tax, fee, or excise, however described, including, without limitation, a so called “value added tax,” as a direct substitution in whole or in part for, or in addition to, any real property tax, only to the extent that any such tax is in substitution of any real property tax it would otherwise be obligated to pay. With respect to any assessments which may be levied against or upon the Premises, or the Land, which under the laws then in force may be evidenced by improvement or other bonds, or may be paid in annual installments, only the amount of such annual installment (with appropriate proration of any partial year) and statutory interest shall be included within the computation of the annual Taxes levied against the Premises.

(d) Notwithstanding the foregoing, the following costs (“Costs”) shall be excluded from the definition of Operating Expenses:

(1) Costs for which Landlord receives reimbursement from others, including reimbursement from insurance;

(2) Interest, charges and fees incurred on debt or payments on any deed of trust or ground lease on the Premises of which Landlord is debtor, trustor, or lessee;

(3) Costs incurred in repairing, maintaining or replacing any structural elements of the Building for which Landlord is responsible pursuant to Paragraph 14(a) hereof;

(4) Any wages, bonuses or other compensation of employees of Landlord, including fringe benefits, or any fee, office overhead or general and administrative expenses paid to Landlord or its affiliates for management and administration of the Premises in excess of the management fee referred to in Paragraph 5(b) of this Lease;

(5) Expense reserves;

(6) Costs in the nature of depreciation, amortization or other accounting charges of Landlord;

(7) Costs incurred as a result of casualties or by the exercise of the power of eminent domain;

(8) Earthquake insurance deductibles, except to the extent used for repair or reconstruction and the costs amortized over the useful life of the repaired or reconstructed improvements so damaged;

(9) Costs of a capital nature, including but not limited to capital improvements and alterations, capital repairs, capital equipment, and capital tools as determined in accordance with generally accepted accounting principles, excepting only capital expenditures for improvements or changes to the Building, which are required by laws, ordinances, or other governmental regulations adopted after the Commencement Date, and capital expenditures which have the effect of reducing Operating Expenses, to the extent the cost of all such capital improvements are amortized over the useful life of said improvements, pursuant to Paragraph 5(b);

(10) real estate brokerage and leasing commissions, attorneys’ fees, costs, disbursements, and other expenses incurred in connection leasing, renovating, or improving space for prospective tenants or other occupants of the Premises;

(11) advertising and marketing expenses;

(12) costs with respect to the creation of a mortgage or a superior lease or in connection with a sale of the Premises;

(13) Landlord’s or Landlord’s property manager’s corporate general overhead or corporate general administrative expenses;

(14) overhead profit increments paid to Landlord’s subsidiaries or affiliates for management or other services on or to the building or for supplies or other materials to the extent that the cost of the services, supplies, or materials exceeds the cost that would have been paid had the services, supplies, or materials been provided by unaffiliated parties on a competitive basis;

(15) any compensation paid to clerks, attendants, or other persons in commercial concessions operated by Landlord;

(16) any costs, fines, or penalties incurred due late payment, negligence or willful misconduct on the part of Landlord, its agents, employees or contractors, or due to violations by Landlord of any governmental rule or authority, including without limitation, the cost of correcting any building code or other violations which were violations prior to the Commencement Date, this Lease;

(17) the cost of containing, removing, or otherwise remediating any contamination of the Building (including the underlying land and ground water) by any toxic or hazardous materials (including, without limitation, asbestos and “PCB’s”) where such contamination was not caused by Tenant;

(18) wages, salaries, or other compensation paid to any executive employees above the grade of building manager; and

(19) any other expense that under generally accepted accounting principles and practices consistently applied would not be considered a normal maintenance or operating expense.

(e) Landlord shall at all times use its best efforts to operate the Premises in an economically reasonable manner at costs not disproportionately higher than those experienced by other comparable premises in the market area in which the Premises are located.

(f) The first monthly installment of Operating Expenses and Taxes shall be payable on or before the Commencement Date of this Lease; thereafter Operating Expenses and Taxes shall be paid in monthly installments, concurrently with Monthly Base Rent, based upon Landlord’s good faith annual estimate of Operating Expenses and Taxes. Tenant’s initial payment is based upon Landlord’s estimate of Operating Expenses and Taxes for the year in question, and the monthly payments thereof (and future payments) are subject to increase or decrease as determined by Landlord to reflect an accurate estimate of actual Operating Expenses and Taxes. Within ninety (90) days after the end of each calendar year, Landlord shall deliver to Tenant a statement of actual Operating Expenses and Taxes for such calendar year. Within thirty (30) days after its receipt of such statement, Tenant shall pay Landlord the amount of any deficiency, or Landlord shall credit Tenant (or, if such adjustment is at the end of the Term, pay Tenant) the amount of any excess, in Tenant’s payment of its of Operating Expenses and Taxes over actual Operating Expenses and Taxes for such calendar year. Failure by Landlord to deliver to Tenant the annual statement of actual Operating Expenses and Taxes within the period specified above shall not relieve Tenant of the obligation to pay the amount of any such deficiency payable by Tenant.

(g) Tenant or its accountants shall have the right to inspect and audit Landlord’s books and records with respect to this Lease once each calendar year to verify actual Operating Expenses and/or Taxes Landlord’s books and records shall be kept in accord with generally accepted accounting principles. If Tenant’s audit of the Operating Expenses or Taxes for any year reveals an overcharge, the amount of the overcharge shall be credited against Operating Expenses and/or Taxes next due hereunder or paid directly to Tenant, if this Lease shall have terminated. If Tenant’s audit of the Operating Expenses or Taxes for any year reveals a net overcharge of more than five percent (5%), the amount of such net overcharge shall be paid directly to Tenant, and Landlord promptly shall reimburse Tenant for the cost of the audit; otherwise, Tenant shall bear the cost of Tenant’s audit Landlord’s and Tenant’s obligations under this subparagraph (g) shall survive the expiration or termination of this Lease.

6.	PAYMENT OF RENT

(a) All rent shall be due and payable by Tenant in lawful money of the United States of America at the address of Landlord set forth in Paragraph 24, “Notices,” without deduction or offset and without prior demand or notice, unless otherwise specified herein Monthly Base Rent shall be payable monthly, in advance, on the first (1st) day of each calendar month during the term of this Lease (except that the Monthly Base Rent for the month of January 2007 shall be paid by Tenant upon the execution and delivery of this Lease by Landlord and Tenant pursuant to Paragraph 4(b) hereof). Tenant’s obligation to pay Operating Expenses and Taxes shall commence on the Commencement Date and shall continue thereafter as billed by Landlord, but in no event more frequently than once per month. The term “rent” as used in this Lease shall include all sums payable by Tenant hereunder.

(b) If any installment of Monthly Base Rent, Additional Rent or any other sum due from Tenant is not received by Landlord within five (5) days after the same is due, Tenant shall pay to Landlord an additional sum equal to five percent (5%) of the amount overdue as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of the late payment by Tenant. Acceptance of any late charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount. Any amount not paid within five (5) days after Tenant’s receipt of written notice that such amount is due shall bear interest from the date due until paid at the lesser rate of (1) the prime rate of interest as published in the “Wall Street Journal,” plus five percent (5%) or (2) the maximum rate allowed by law (the “Interest Rate”), in addition to the late payment charge.

Initials: Landlord     HB                            Tenant     HN

7.	SECURITY DEPOSIT

(a) Concurrently with the execution and delivery of this Lease by Landlord and Tenant, Tenant shall deposit with Landlord the sum of One Hundred Thousand Dollars ($100,000) (the “Security Deposit”), as security for Tenant’s faithful performance of Tenant’s obligations under this Lease. If Tenant fails to pay Monthly Base Rent, Additional Rent, or any other sums due hereunder within applicable notice and cure periods referred to in Paragraph 22, or otherwise defaults under this Lease (as defined in Paragraph 22, including applicable notice and cure periods referred to herein, if any), Landlord may use, apply or retain all or any portion of the Security Deposit for the payment of any amount due Landlord or to reimburse or compensate Landlord for any liability, cost, expense, loss or damage (including attorneys’ fees) which Landlord may suffer or incur by reason thereof. If Landlord uses or applies all or any portion of the Security Deposit, Tenant shall within ten (10) days after written request therefor deposit an amount with Landlord sufficient to restore the Security Deposit to the original amount required by this Lease. Landlord shall not be required to keep all or any part of the Security Deposit separate from its general accounts.

(b) Within thirty (30) days after the expiration or earlier termination of the term hereof and after Tenant has vacated the Premises Landlord shall return to Tenant (or at Landlord’s option, to the last assignee, if any, of Tenant’s interest herein), that portion of the Security Deposit not used or applied by Landlord. Unless otherwise expressly agreed in writing by Landlord, no part of the Security Deposit shall be considered to be held in trust, to bear interest or other increment for its use, or to be prepayment for any moneys to be paid by Tenant under this Lease.

8.	USE

Subject to Landlord’s prior approval, the Premises shall be used only for (i) general office purposes, (ii) engineering technology and software business services, (iii) assembly, testing and development of software, and (iv) any other legally permitted uses. The Premises shall not be used or permitted to be used for any other purpose without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant agrees that Landlord shall not be deemed unreasonable in withholding its approval for any use that is prohibited by applicable zoning laws or governmental regulations.

9.	ENVIRONMENTAL MATTERS

(a) The term “Hazardous Materials” as used in this Lease shall mean any product, substance, or waste whose presence, use, manufacture, disposal, transportation, or release, is regulated or monitored by any governmental authority pursuant to Environmental Laws. Hazardous Materials shall include, but not be limited to hydrocarbons, petroleum, gasoline, and/or crude oil or any products, by-products or fractions thereof.

(b) “Environmental Laws” shall mean and include any Federal, State, or local statute, law, ordinance, code, rule, regulation, order, or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic, or dangerous waste, substance, element, compound, mixture or material, as now or at any time hereafter in effect including, without limitation, California Health and Safety Code §§25100 et seq., §§25300 et seq., Sections 25281(f) and 25501 of the California Health and Safety Code, Section 13050 of the Water Code, the Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§9601 et seq. (“CERCLA”), the Superfund Amendments and Reauthorization Act, 42 U.S.C. §§9601 et seq., the Federal Toxic Substances Control Act, 15 U.S.C. §§2601 et seq., the Federal Resource Conservation and Recovery Act as amended, 42 U.S.C. §§6901 et seq., the Federal Hazardous Material Transportation Act, 49 U.S.C. §§1801 et seq., the Federal Clean Air Act, 42 U.S.C. §7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the River and Harbors Act of 1899, 33 U.S.C. §§401 et seq., and all rules and regulations of the EPA, the California Environmental Protection Agency, or any other state or federal department, board or any other agency or governmental board or entity generally having jurisdiction over the environment, as any of the foregoing have been, or are hereafter amended.

(c) Tenant shall not use, store, or transport to or from the Premises, or dispose of any Hazardous Materials without Landlord’s prior written consent, except (1) the Hazardous Materials listed on Exhibit B attached hereto and incorporated by reference herein, (2) ordinary and customary office supplies and cleaning materials which are used in the normal course of Tenant’s agreed use of the Premises, and (3) such other Hazardous Materials the generation, possession, storage, use, transportation, or disposal of which in the quantities used by Tenant do not require a permit from any governmental authority. All such Hazardous Materials (1) shall be used, stored, transported, and disposed of in strict compliance with Environmental Laws, and (2) shall be stored on the Premises only in limited quantity required for Tenant’s business at the Premises. Except as listed on Exhibit B, as Exhibit B may be amended and supplemented from time to time with Landlord’s prior written consent, and except as otherwise specifically permitted by this Paragraph 9(c), Tenant shall not use, store, transport, or dispose of any Hazardous Materials in or about the Premises. Without limiting the generality of the foregoing, Tenant shall, at its sole cost, comply with all Environmental Laws relating to its use of Hazardous Materials. If Hazardous Materials are discovered at or about the Premises in violation of Environmental Laws and such Hazardous Materials were used, stored, transported, or disposed of by Tenant, then Tenant shall, at Tenant’s sole expense, promptly take all action necessary to cause the Premises to comply with all Environmental Laws with respect to such Hazardous Materials. Tenant shall deliver to Landlord (1) a copy of Tenant’s current Hazardous Materials Management Plan (if any), and any amendments or supplements thereto, or replacements thereof, from time to time during the term of this Lease, and (2) a copy of all Hazardous Materials reports or plans filed by Tenant with the City of Palo Alto (the “City”).

(d) If Tenant knows, or has reasonable cause to believe, that Hazardous Materials have come to be located in, on, under or about the Premises, other than as shown on Exhibit B or previously approved in writing by Landlord, or shown on Tenant’s Hazardous Materials Management Plan, if any, Tenant shall immediately give written notice of such fact to Landlord and provide Landlord with a copy of any report, notice, claim or other documentation which Tenant has in its possession concerning the presence of such Hazardous Materials.

(e) Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord, and hold Landlord harmless from any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses (including, without limitation, any and all sums paid for settlement of claims, attorneys’ fees, consultant and expert fees) arising during or after the term (as such may be extended) from the use, storage, transportation, release, disposal, discharge, or emission of Hazardous Materials at or about the Premises by Tenant, or Tenant’s employees, agents, contractors, or invitees (“Tenant’s Parties”) in violation of Environmental Laws or the terms of this Lease. Without limitation of the foregoing, this indemnification shall include any and all costs incurred due to any investigation of the Premise or any cleanup, removal or restoration mandated by a federal, state or local agency or political subdivision and any repairs to the Premises required in connection with a violation by Tenant of this Paragraph 9. The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

(f) Landlord shall indemnify, defend and hold Tenant and its partners, members, directors, officers, agents and employees harmless from and against all claims arising out of or in connection with, or otherwise relating to (i) the presence of any Hazardous Materials in or about the Premises or the Building not caused by Tenant or Tenant’s Parties, or (ii) any removal, cleanup, or restoration work required due to the existence of such Hazardous Materials.

(g) The provisions of this Paragraph 9 shall survive the expiration or earlier termination of the term of this Lease.

10.	TAXES ON TENANT’S PROPERTY

Tenant shall pay before delinquency any and all taxes, assessments, license fees, and public charges levied, assessed, or imposed and which become payable during the term of this

Lease and any extension thereof upon Tenant’s equipment, fixtures, furniture, and personal property installed or located on the Premises.

11.	INSURANCE

(a) Tenant shall, at Tenant’s sole cost and expense, provide and keep in force during the Lease term, a commercial general liability insurance policy with a recognized casualty insurance company qualified to do business in California, insuring against liability occasioned by an occurrence in, on, about, or related to the Premises, or arising out of the condition, use, occupancy, alteration or maintenance of the Premises, having a combined single limit for both bodily injury and property damage in an amount not less than One Million Dollars ($1,000,000) per occurrence and an aggregate of not less than Two Million Dollars ($2,000,000). Such coverage may be provided by any combination of primary or excess insurance policies, in Tenant’s discretion Tenant’s liability insurance policy shall include Contractual Liability coverage and shall include Landlord and Landlord’s property manager as additional insureds. All such insurance carried by Tenant shall be carried with companies that have a general policyholder’s rating of not less than “A-” and a financial rating of not less than Class “VIII” in the most current edition of Best’s Insurance Reports; shall provide that such policies shall not be subject to reduction or cancellation except after at least thirty (30) days’ prior written notice to Landlord; and shall be primary and not contributory. Prior to the Commencement Date of the term of this Lease and upon renewal of such policies not less than thirty (30) days prior to the expiration of the term of such coverage, Tenant shall deliver to Landlord certificates of insurance confirming that such coverage is in effect. If Tenant fails to procure and maintain the insurance required hereunder, Landlord may, but shall not be required to, order such insurance at Tenant’s expense and Tenant shall reimburse Landlord for all costs incurred by Landlord with respect thereto. Tenant’s reimbursement to Landlord for such amounts shall be deemed Additional Rent, and shall include all sums disbursed, incurred or deposited by Landlord, including Landlord’s costs, expenses and reasonable attorneys’ fees with interest thereon at the Interest Rate.

(b) Landlord shall obtain and carry in Landlord’s name, as insured, during the term of this Lease, “all risk” property insurance coverage (with rental loss insurance coverage for a period of one year) (“Landlord’s property insurance”), earthquake insurance, flood insurance (but only if required by any governmental agency), commercial general liability insurance in amounts not less than that required of Tenant, and insurance against such other risks or casualties as Landlord shall reasonably determine, including, but not limited to, insurance coverages required of Landlord by the beneficiary of any deed of trust which encumbers the Property, insuring Landlord’s interest in the Premises, any other improvements to the Premises constructed by Landlord, or by Tenant with Landlord’s prior written approval, in an amount not less than the full replacement cost of the Building and all other improvements from time to time. The proceeds of any such insurance shall be payable solely to Landlord and Tenant shall have no right or interest therein Landlord shall have no obligation to insure against loss by Tenant to Tenant’s equipment, furniture, fixtures, inventory, or other personal property of Tenant in, on, or about the Premises occurring from any cause whatsoever. Landlord’s commercial general liability insurance shall provide for contractual liability coverage of Landlord’s indemnity referred to in Paragraph 12(b).

(c) Notwithstanding anything to the contrary contained in this Lease, the parties release each other, and their respective authorized representatives, employees, officers, directors, shareholders, managers, members, assignees, subtenants, and property managers, from any claims for damage to the Premises and to the fixtures, personal property, leasehold improvements and alterations of either Landlord or Tenant in or on the Premises that are caused by or result from risks required by this Lease to be insured against or actually insured against under any property insurance policies carried by the parties and in force at the time of any such damage, whichever is greater. This waiver applies whether or not the loss is due to the negligent acts or omissions of Landlord or Tenant or their respective authorized representatives, shareholders, managers, members, assignees, subtenants, successors, officers, directors, employees, agents, contractors, or invitees All of Landlord’s and Tenant’s repair and indemnity obligations under this Lease shall be subject to the waiver contained in this Paragraph 11(c).

(d) Each party shall cause each property insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation against either party in connection with the above waiver and any damage covered by any policy; provided, however, that such provision or endorsement shall not be required if the applicable policy of insurance permits the named insured to waive rights of subrogation on a blanket basis, in which case the blanket waiver shall be acceptable. Neither party shall be liable to the other for any property damage caused by fire or any of the risks insured against under any insurance policy carried pursuant to this Lease.

12.	INDEMNIFICATION

(a) Tenant shall indemnify, defend, and hold Landlord harmless from all claims, suits, actions, or liabilities for bodily injury, death or for loss or damage to property (1) that arise from any activity, work, or thing done or permitted by Tenant in or about the Premises, (2) for bodily injury or damage to property which arises in or about the Premises to the extent the injury or damage to property results from the negligent acts or omissions of Tenant, its employees, agents or contractors, or (3) that are based on any event of default by Tenant in the performance of any obligation on Tenant’s part to be performed under this Lease, except to the extent caused by the negligence or willful misconduct of Landlord or its employees, agents or contractors or a breach by Landlord of its obligations under this Lease. Tenant also waives all claims against Landlord for damages to property, or to goods, wares, and merchandise stored in, upon, or about the Premises, and for injuries to persons in, upon, or about the Premises from any cause arising at any time, except as may be caused by the negligence or willful misconduct of Landlord or its employees, agents or contractors, or the breach by Landlord of its obligations under this Lease.

(b) Landlord shall indemnify, defend, and hold Tenant harmless from all claims, suits, actions, or liabilities for personal injury, death or for loss or damage to property (1) that arise from any activity, work, or thing done or permitted by Landlord in connection with the portions of the Building which Landlord is responsible for maintaining under Paragraph 13 hereof, or in connection with Landlord’s Improvement Work under Paragraph 12 hereof or (2) that arise from bodily injury or damage to property in or about the Premises to the extent the injury or damage to property results from the negligent acts or omissions of Landlord, its employees, agents or contractors, or (3) that are based on any breach or default by Landlord in the performance of any obligation on Landlord’s part to be performed under this Lease.

(c) The foregoing indemnities by Tenant and Landlord shall also include reasonable costs, expenses and attorneys’ fees incurred in connection with any indemnified claim or incurred by the indemnitee in successfully establishing the right to indemnity. The indemnitor shall have the right to assume the defense of any claim subject to the foregoing indemnities with counsel reasonably satisfactory to the indemnitee. The indemnitee agrees to cooperate fully with the indemnitor and its counsel in any matter where the indemnitor elects to defend, provided the indemnitor shall promptly reimburse the indemnitee for reasonable costs and expenses incurred in connection with its duty to cooperate.

The foregoing indemnities are conditioned upon the indemnitee providing prompt notice to the indemnitor of any claim or occurrence that is likely to give rise to a claim, suit, action or liability that will fall within the scope of the foregoing indemnities, along with sufficient details that will enable the indemnitor to make a reasonable investigation of the claim.

When the claim is caused by the joint negligence or willful misconduct of Tenant and Landlord or by the indemnitor party and a third party unrelated to the indemnitor party (except indemnitor’s agents, officers, employees or invitees), the indemnitor’s duty to indemnify and defend shall be proportionate to the indemnitor’s allocable share of joint negligence or willful misconduct.

(d) Notwithstanding anything to the contrary contained herein, Landlord shall not be liable to Tenant, or to any of Tenant’s employees, agents, contractors, or invitees for any damage to Tenant’s property because of any act or negligence of any owner or occupant of adjoining or contiguous property (other than Landlord or its affiliates or subsidiaries) or other third person, or for overflow, breakage, or leakage of water, steam, gas, or electricity from pipes, wires, or otherwise in the Building.

13.	LANDLORD’S IMPROVEMENT WORK; CONDITION OF THE BUILDING

Landlord shall perform the following improvements to the Building (“Landlord’s Work”) and shall complete Landlord’s Work prior to July 1, 2006:

(a) Replace the existing roof top HVAC equipment serving the Building (except for the roof top Data Air replacement), and connecting to the existing pneumatic interior controls, including replacing with new equipment the split HVAC system serving the Building, including the condensing unit on the roof and the air handler on the first floor, Landlord shall deliver to Tenant a copy of the specifications and cost estimates or bids for such new equipment. Tenant shall pay to Landlord twenty percent (20%) of the cost of such new equipment as an Operating Expense pursuant to Paragraph 5(b), amortized in equal monthly installments over the thirty-six (36) months of the initial term.

(b) Landlord shall, at Landlord’s expense, inspect and repair the roof, as necessary, to make the roof water tight, and replace that portion of the roof located in the well where the new HVAC units are to be installed.

Subject to the performance by Landlord of Landlord’s Work, and except as otherwise expressly provided in this Lease, (1) Tenant agrees to accept the Premises in their “as is” condition as of the Commencement Date of the term of this Lease, and (2) Tenant waives all right to make repairs at the expense of Landlord, or to deduct the costs thereof from the rent, and Tenant waives all rights under Section 1941 and 1942 of the Civil Code of the State of California.

(c) At the expiration or sooner termination of this Lease, Tenant shall surrender the Premises, together with any alterations or other improvements made by Tenant with Landlord’s prior written consent which Tenant is not required to remove as a condition to Landlord’s approval of such alterations or improvements, in the same condition received on the Commencement Date, except for ordinary wear and tear and except for damage caused by casualty, the elements, acts of God or other force majeure events, a taking by eminent domain, and maintenance that is Landlord’s responsibility hereunder.

14.	MAINTENANCE AND REPAIRS; ALTERATIONS; SURRENDER AND RESTORATION

(a) Landlord shall, at Landlord’s expense, keep in good order, condition, and repair and replace when necessary, the structural elements of the roof (the foundation, load bearing walls, the exterior walls (except the interior faces thereof) of the Building, (excepting any alterations, structural or otherwise, made by Tenant to the Building which are not approved in writing by Landlord prior to the construction or installation thereof by Tenant). Landlord shall perform and construct, and Tenant shall not be responsible for performing or constructing, any repairs, maintenance, or improvements (1) required as a result of any casualty damage or as a result of any taking pursuant to the exercise of the power of eminent domain, or (2) for which Landlord receives reimbursement from third parties based on construction or other warranties, contractor guarantees, or insurance claims Landlord shall use its good faith diligent efforts to collect any such sums.

(b) Landlord shall repair, maintain, and replace as needed, and shall pass through the cost thereof as Operating Expenses to the extent permitted as an Operating Expense pursuant to Paragraph 5 hereof, the roof membrane (following the completion of Landlord’s Work), the areas of the Premises outside the Building, including the landscaping, tree trimming, resurfacing and restriping of the parking lot and walkways, exterior building lighting, and parking lot lighting. In the event Tenant provides Landlord with written notice of the need for any repairs to the Premises, Landlord shall commence any such repairs promptly following receipt by Landlord of such notice and Landlord shall diligently prosecute such repairs to completion.

(c) Subject to the foregoing and except as provided elsewhere in this Lease, Tenant shall at all times at Tenant’s expense keep the Premises in good and safe order, condition, and repair Tenant shall contract for and pay directly for the janitorial service to the Building. Landlord shall execute and maintain in full force and effect throughout the term a service contract with an authorized air conditioning service company for periodic service, repairs, and replacement of parts. Landlord shall pass through the costs of such inspection reports, service, repairs, and replacement of parts as an Operating Expense Subject to the release of claims and waiver of subrogation contained in Paragraphs 11(c) and 11(d), if Landlord is required to make any repairs by reason of Tenant’s negligent acts or omission to act, Landlord may add the cost of such repairs to the next installment of rent which shall thereafter become due, and Tenant shall promptly pay the same upon receipt of an invoice therefor.

(d) Tenant may, from time to time, at its own cost and expense and without the consent of Landlord make nonstructural alterations to the interior of the Building, the cost of which in any one instance is Twenty-five Thousand Dollars ($25,000) or less, and the aggregate cost of all such work during the term of this Lease does not exceed Seventy-five Thousand Dollars ($75,000), provided that Tenant first notifies Landlord in writing of any such nonstructural alterations. Otherwise, Tenant shall not make any alterations, improvements, or additions to the Premises without delivering to Landlord a complete set of plans and specifications for such work and obtaining Landlord’s prior written consent thereto, which consent shall not be unreasonably withheld or delayed. If any nonstructural alterations to the interior of the Building exceed Twenty-five Thousand Dollars ($25,000) in cost in any one instance, or exceed the aggregate cost of Seventy-five Thousand Dollars ($75,000) during the term of this Lease, Tenant shall employ, at Tenant’s expense, a qualified licensed general contractor to perform such alterations pursuant to a construction contract entered into between Tenant and such contractor. The contractor and the construction contract shall be subject to Landlord’s written approval prior to commencement of construction, which approval shall not be unreasonably withheld, conditioned, or delayed. Tenant shall deliver to Landlord at Tenant’s expense a complete set of as built drawings of the Building including such alterations upon the completion thereof. Landlord may condition its consent to such work to Tenant agreeing in writing to remove any such alterations prior to the expiration of the term of this Lease and Tenant agreeing to restore the Premises to its condition prior to such alterations at Tenant’s expense. Landlord shall advise Tenant in writing at the time consent is granted whether Landlord reserves the right to require Tenant to remove any alterations from the Premises prior to the expiration of this Lease. Tenant shall not be required to remove any alterations installed by or on behalf of Pacific Data during the term of its lease of the Premises, except for those alterations listed on Exhibit C (if any).

(e) All alterations, trade fixtures and personal property installed in the Premises solely at Tenant’s expense shall during the term of this Lease remain the property of Tenant, and Tenant shall be entitled to all depreciation, amortization and other tax benefits with respect thereto. Tenant may remove any of Tenant’s personal property, furniture, or equipment not permanently affixed to the Premises (“Tenant’s Personal Property”) at any time and from time to time, provided that Tenant shall repair any damage to the Premises caused by such removal. Landlord shall have no lien or other interest whatsoever in any item of Tenant’s Personal Property. Within ten (10) days following Tenant’s request from time to time, Landlord shall execute documents in commercially reasonable form to evidence Landlord’s waiver of any right, title, lien or interest in any of Tenant’s Personal Property and giving any lenders holding a security interest or lien on such property reasonable rights of access to the Premises to remove Tenant’s Personal Property, provided that such lenders agree to repair all damage caused by such removal, such lenders shall agree not to conduct any auction or other sale of Tenant’s Personal Property on or about the Premises, and any personal property owned by Landlord remains free of such liens. Upon the expiration or sooner termination of this Lease all alterations, fixtures and improvements to the Premises, whether made by Landlord or installed by Tenant at Tenant’s expense, shall be surrendered by Tenant with the Premises and shall become the property of Landlord, except for those items Landlord required to be removed as a condition to and at the time of its consent pursuant to this Paragraph 14(d); provided, however that Tenant may remove Tenant’s Personal Property, but Tenant shall repair any damage to the Premises caused by such removal.

(f) Tenant, at Tenant’s sole cost and expense, shall during the term of this Lease promptly and properly observe and comply with all existing and fixture orders, regulations, rules, laws, and ordinances of all governmental agencies or authorities, and the Board of Fire Underwriters (“Laws”). Any structural changes or repairs or other repairs or changes to the Premises of any nature which would be considered a capital expenditure under generally accepted accounting principles shall be made by Landlord at Tenant’s expense if such structural repairs or changes are required by reason of the specific nature of the use of the Premises by Tenant. If such structural changes or repairs are not required by reason of the specific nature of Tenant’s use of the Premises, the cost of such structural changes or repairs, except as provided in Paragraph 14(a), shall be treated as an Operating Expense and shall be amortized in accordance with the provisions of Paragraph 5(b).

(g) Tenant shall surrender the Premises by the last day of the term of this Lease, or any earlier termination date, with all of the improvements to the Premises, parts, and surfaces thereof clean and free of debris and in good operating order, condition, and state of repair, except for ordinary wear and tear and except for damage caused by casualty, the elements, acts of God or other force majeure events, a taking by eminent domain, and maintenance that is Landlord’s responsibility hereunder, and otherwise in the condition described in Paragraph 14(d) “Ordinary wear and tear” shall not include any damage or deterioration that would have been prevented by good maintenance practice or by Tenant performing all of its obligations under this Lease. The obligations of Tenant shall include the repair of any damage occasioned by the installation, maintenance, or removal of Tenant’s trade fixtures, furnishings, equipment, and alterations, and the restoration by Tenant of the Premises to its condition prior to any alterations, additions, or improvements made by Tenant (1) if Landlord’s consent thereto was conditioned upon such removal and restoration upon expiration or sooner termination of the Lease term pursuant to Paragraph 14(d), or (2) if Tenant made any such alterations, additions, or improvements without obtaining Landlord’s prior written consent in breach of Paragraph 14(d), and within a reasonable time after the expiration or sooner termination of the Lease term Landlord gives written notice to Tenant requiring Tenant to perform such removal and restoration.

15.	UTILITIES AND SERVICES

(a) Tenant shall contract for and pay directly the cost of all electricity, telephone, gas, water, heat and air conditioning service, janitorial service, refuse pick-up, sewer charges, and all other utilities or services supplied to or consumed by Tenant, its agents, employees, contractors, and invitees, on or about the Premises.

(b) Landlord shall not be liable to Tenant for any interruption or failure of any utility services to the Building or the Premises which is not caused by the negligence or willful acts of Landlord, or Landlord’s employees, agents, or contractors. Tenant shall not be relieved from the performance of any covenant or agreement in this Lease because of any such interruption or failure, unless Tenant’s use or occupancy of the Premises is substantially impaired thereby for a period of more than ten (10) consecutive days, in which event the Monthly Base Rent and Additional Rent payable by Tenant shall abate in the proportion to which Tenant’s use or occupancy of the Premises is impaired until such substantial impairment ceases.

16.	LIENS

Tenant agrees to keep the Premises free from all liens arising out of any improvement work performed by Tenant or arising out of any other work performed, materials furnished, or obligations incurred by Tenant. Tenant shall give Landlord at least ten (10) days prior written notice before commencing any work of improvement on the Premises approved in writing by Landlord pursuant to Paragraph 14(d), the contract price for which exceeds Twenty-five Thousand Dollars ($25,000). Landlord shall have the right to post notices of non-responsibility with respect to any such work. If Tenant shall, in good faith, contest the validity of any such lien, claim or demand, then Tenant shall, at its sole expense, defend and protect itself, Landlord and the Premises against the same, and shall pay and satisfy any such adverse judgment that may be rendered thereon or provide a lien release bond in accordance with applicable law before the enforcement thereof against Landlord or the Premises.

17.	ASSIGNMENT AND SUBLETTING

(a) Except as otherwise provided in this Paragraph 17, Tenant shall not assign this Lease, or any interest therein, voluntarily or involuntarily, and shall not sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, without the prior written consent of Landlord in each instance pursuant to the terms and conditions set forth below, which consent shall not be unreasonably withheld, delayed, or conditioned.

(b) Prior to any assignment or sublease which Tenant desires to make, Tenant shall provide to Landlord the name and address of the proposed assignee or sublessee, true and complete copies of all documents relating to Tenant’s prospective agreement to assign or sublease, a copy of a current financial statement for such proposed assignee or sublessee, and Tenant shall specify all consideration to be received by Tenant for such assignment or sublease in the form of lump sum payments, installments of rent, or otherwise. For purposes of this Paragraph 17, the term “consideration” shall include all money or other consideration to be received by Tenant for such assignment or sublease. Within fifteen (15) days after the receipt of such documentation and other information, Landlord shall (1) notify Tenant in writing that Landlord elects to consent to the proposed assignment or sublease subject to the terms and conditions hereinafter set forth; or (2) notify Tenant in writing that Landlord refuses such consent, specifying reasonable grounds for such refusal.

(c) In deciding whether to consent to any proposed assignment or sublease, Landlord may take into account whether or not reasonable conditions have been satisfied, including, but not limited to, the following:

(1) In Landlord’s reasonable judgment, the proposed assignee or subtenant is engaged in such a business, that the Premises, or the relevant part thereof, will be used in such a manner which complies with Paragraph 8 hereof entitled “Use” and Tenant or the proposed assignee or sublessee submits to Landlord documentary evidence reasonably satisfactory to Landlord that such proposed use constitutes a permitted use of the Premises pursuant to the ordinances and regulations of the City of Palo Alto;

(2) The proposed assignee or sublessee shall be a reputable person or entity with sufficient financial net worth so as to reasonably indicate that it will be able to meet its obligations under this Lease or the sublease in a timely manner;

(3) The proposed assignment or sublease shall be subject to approval by Landlord’s mortgage lender if Landlord’s mortgage loan so requires. If approval of Landlord’s lender of an assignment or sublease is required by Landlord’s mortgage loan, Landlord shall use its good faith efforts to obtain such approval promptly following Tenant’s request, but Landlord may withhold Landlord’s consent to such assignment or sublease if Landlord’s mortgage lender does not approve said assignment or sublease for any reason; and

(4) Landlord’s consent to the assignment or sublease shall be in a separate instrument containing the relevant provisions of this Paragraph 17 and otherwise in form reasonably acceptable to Landlord and its counsel.

(d) As a condition to Landlord’s granting its consent to any assignment or sublease, (1) Landlord may require that Tenant pay to Landlord, as and when received by Tenant, fifty percent (50%) of the amount of any excess of the consideration to be received by Tenant in connection with said assignment or sublease over and above the rental amount fixed by this Lease and payable by Tenant to Landlord, after deducting Tenant’s Expenses (as defined below), and which shall be deducted in equal monthly installments from the excess rent over the remaining term of the Lease, in the case of an assignment, or over the term of the sublease, if the transaction is a sublease; (2) Tenant and the proposed assignee or sublessee shall demonstrate to Landlord’s reasonable satisfaction that each of the criteria referred to in subparagraph (c) above is satisfied; and (3) Tenant shall reimburse Landlord for Landlord’s reasonable attorneys’ fees incurred in reviewing and negotiating, if necessary, the assignment or sublease documentation, and in preparing and negotiating, if necessary, Landlord’s written consent to the assignment or sublease. “Tenant’s Expenses” shall include, without limitation, (i) any improvement allowance or other economic concessions (space planning allowance, moving expenses, etc.) previously approved in writing by Landlord (which approval shall not be unreasonably withheld, conditioned, or delayed) paid by Tenant to assignee or sublessee in connection with such assignment or sublease; (ii) any customary brokerage commissions in connection with the assignment or sublease; (iii) reasonable attorneys’ fees incurred by Tenant in connection with the assignment or sublease; and (iv) reasonable out-of-pocket costs of advertising the space subject to the assignment or sublease.

(e) Each assignment or sublease agreement to which Landlord has consented shall be an instrument in writing which complies with the provisions of this Paragraph 17 and in form reasonably satisfactory to Landlord, and shall be executed by both Tenant and the assignee or sublessee, as the case may be. Each such assignment or sublease agreement shall recite that it is and shall be subject and subordinate to the provisions of this Lease, that the assignee or sublessee accepts such assignment or sublease, that Tenant shall not be released from its obligations hereunder in the case of an assignment where Tenant survives the transaction (unless Landlord otherwise agrees in writing), that Landlord’s consent thereto shall not constitute a consent to any subsequent assignment or subletting by Tenant or the assignee or sublessee, and, except as otherwise set forth in a sublease approved by Landlord, agrees to perform all of the obligations of Tenant hereunder, including, but not limited to, the payment of rent (to the extent such obligations relate to the portion of the Premises assigned or subleased or as appropriate), and that the termination of this Lease shall, at Landlord’s sole election, constitute a termination of every such assignment or sublease.

(f) In the event Landlord shall consent to an assignment or sublease, except as otherwise provided in Paragraph 17(g), Tenant shall remain primarily liable for all obligations and liabilities of Tenant under this Lease, including, but not limited to, the payment of rent.

(g) Notwithstanding the foregoing, Tenant may, without Landlord’s prior written consent, and without any participation by Landlord in assignment and subletting proceeds, assign this Lease or sublet all or any portion of the Premises to a subsidiary, affiliate, division or corporation controlled or under common control with Tenant, or to a successor corporation to Tenant by merger, consolidation or reorganization, or to a purchaser of substantially all of Tenant’s business operations conducted on the Premises (each a “Permitted Affiliate”); provided, that except as specified hereafter (and except in cases where Tenant no longer survives the transaction), Tenant’s foregoing rights to assign this Lease or to sublet the Premises shall be subject to the following conditions: (1) there shall be no uncured Event of Default by Tenant under this Lease; (2) in the case of an assignment or subletting to a Permitted Affiliate, Tenant shall remain liable to Landlord hereunder (to the extent Tenant survives the transaction); (3) if as a result of a merger, consolidation, or reorganization Tenant is not a surviving entity, the assignee or sublessee or successor entity to Tenant shall have on the effective date of such transaction a net worth as shown on its current balance sheet certified by an officer of the assignee or sublessee or successor entity at least equal to that of Tenant immediately prior to the effective date of the assignment or sublease, or, if less, financial resources sufficient, in Landlord’s reasonable good faith judgment, to perform the obligations under the assignment or sublease, as applicable; and (4) the assignee or sublessee or successor entity shall expressly assume in writing Tenant’s obligations hereunder, including, but not limited to, the payment of rent accruing from and after the effective date of such assignment or subletting.

(h) The sale of Tenant’s capital stock in a public offering pursuant to an effective registration statement filed by Tenant with the Securities and Exchange Commission or in connection with any other bona fide financing transaction shall not be deemed an assignment, subletting, or other assignment or sublease of this Lease or the Premises, provided, that in the event of the sale, assignment or sublease of this Lease, or issuance of Tenant’s securities in connection with a merger, consolidation, or reorganization in which Tenant is not a surviving entity, the conditions set forth in Paragraph I7(g)(1), (3), and (4) shall apply.

(i) Subject to the provisions of this Paragraph 17 any assignment or sublease without Landlord’s prior written consent (where such consent is required hereunder) shall at Landlord’s election be void. The consent by Landlord to any assignment or sublease shall not constitute a waiver of the provisions of this Paragraph 17, including the requirement of Landlord’s prior written consent, with respect to any subsequent assignment or sublease.

(j) Tenant shall not hypothecate or encumber its interest under this Lease or any rights of Tenant hereunder, or enter into any license or concession agreement respecting all or any portion of the Premises, without Landlord’s prior written consent which shall not be unreasonably withheld, subject to all of the provisions of this Paragraph 17.

(k) In the event of any sale or exchange of the Premises by Landlord and assignment of this Lease by Landlord, Landlord shall, upon providing Tenant with written confirmation that Landlord has transferred any security deposit or Letter of Credit held by Landlord to Landlord’s successor in interest, be and hereby is entirely relieved of all liability under any and all of Landlord’s covenants and obligations contained in or derived from this Lease with respect to the period commencing with the consummation of the sale or exchange and assignment.

(l) The parties acknowledge that Landlord has the remedy described in California Civil Code Paragraph 1951.4 (Landlord may continue the Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has right to sublet or assign, subject only to reasonable limitations).

18.	NON-WAIVER

(a) No waiver of any provision of this Lease shall be implied by any failure of Landlord or Tenant to enforce any remedy for the violation of that provision, even if that violation continues or is repeated. Any waiver by Landlord or Tenant of any provision of this Lease must be in writing.

(b) No receipt of Landlord of a lesser payment than the rent required under this Lease shall be considered to be other than on account of the earliest rent due, and no endorsement or statement on any check or letter accompanying a payment or check shall be considered an accord and satisfaction, Landlord may accept checks or payments without prejudice to Landlord’s right to recover all amounts due and pursue all other remedies provided for in this Lease.

Landlord’s receipt of monies from Tenant after giving notice to Tenant terminating this Lease shall in no way reinstate, continue, or extend the Lease term or affect the termination notice given by Landlord before the receipt of those monies. After serving notice terminating this Lease, filing an action, or obtaining final judgment for possession of the Premises, Landlord may receive and collect any rent, and the payment of that rent shall not waive or affect such prior notice, action, or judgment.

19.	HOLDING OVER

Tenant shall vacate the Premises and deliver the same to Landlord in the condition required by this Lease upon the expiration or sooner termination of this Lease. In the event of holding over by Tenant after the expiration or termination of this Lease, such holding over shall be on a month-to-month tenancy and all of the terms and provisions of this Lease shall be applicable during such period, except that Tenant shall pay Landlord as Monthly Base Rent during such holdover an amount equal to one hundred fifty percent (150%) of the Monthly Base Rent in effect at the expiration of the term. If such holdover is without Landlord’s written consent, Tenant shall be liable to Landlord for all costs, expenses, and consequential damages incurred by Landlord as a result of such holdover. The rental payable during such holdover period without Landlord’s consent shall be payable to Landlord on demand.

20.	DAMAGE OR DESTRUCTION

(a) In the event of a total destruction of the Building and the improvements during the lease term from any cause, either party may elect to terminate this Lease effective as of the date of such casualty by giving written notice of termination to the other party within thirty (30) days after the casualty occurs. A total destruction shall be deemed to have occurred for this purpose if the Building and improvements are destroyed to the extent of sixty-five percent (65%) or more of the replacement cost thereof. If this Lease is not terminated, Landlord shall repair and restore the Building and improvements in a diligent manner and this Lease shall continue in full force and effect, except that Monthly Base Rent and Additional Rent shall be abated in accordance with Paragraph 20(f) below.

(b) Subject to Paragraph 20(d), in the event of a partial destruction of the Building and improvements to an extent less than sixty-five percent (65%) of the replacement cost thereof and if the damage thereto can be repaired, reconstructed, or restored within a period of one hundred eighty (180) days from the date of such casualty, and if the casualty is from a cause which is insured (or required to be insured) under Landlord’s “all risk” property insurance, or is insured under any other coverage then carried by Landlord, Landlord shall forthwith repair the same, and this Lease shall continue in full force and effect, except that Monthly Base Rent and Additional Rent shall be abated in accordance with Paragraph 20(f) below. If any of the foregoing conditions is not met, Landlord shall have the option of either repairing and restoring the Building and improvements, or terminating this Lease effective as of the date of the casualty by giving written notice of termination to Tenant within thirty (30) days after the casualty, subject to the provisions of Paragraph 20(c). Notwithstanding anything to the contrary contained in this Paragraph 20, except as set forth in Paragraph 20(d), Landlord shall not have the right to terminate this Lease if the cost to repair the damage to the Building and improvements would cost less than five percent (5%) of the replacement cost of the Building and improvements, regardless of whether or not the casualty is insured or required to be insured. Notwithstanding anything to the contrary contained in this Paragraph 20, if the cost to repair the damage to the Building and improvements exceeds five percent (5%) of the replacement cost of the Building and improvements, and Landlord elects to terminate this Lease, Tenant may nullify the effect of such termination by giving Landlord written notice within ten (10) days after receipt by Tenant of Landlord’s notice of termination that Tenant elects to repair the damage to the Building and improvements at Tenant’s sole cost (to the extent the costs exceed Landlord’s insurance proceeds), in which event this Lease shall remain in effect, provided that rent abatement shall not extend beyond the date that the restoration is completed.

(c) In the event of a partial destruction of the Building and improvements to an extent less than sixty-five percent (65%) of the replacement cost thereof, and the damage cannot be repaired, reconstructed, or restored within a period of one hundred eighty (180) days from the date of such casualty, Tenant may terminate this Lease effective as of the date of the casualty by giving written notice of termination to Landlord within thirty (30) days after Tenant’s receipt from Landlord of a notice stating Landlord’s good faith estimate of the time required to repair, restore or reconstruct the damaged portions of the Building or Premises and such estimated time exceeds one hundred eighty (180) days. The foregoing shall not affect Landlord’s termination rights under subparagraph (b) above.

Furthermore, if such casualty is from a cause which is not insured or not required by this Lease to be insured under Landlord’s “all risk” property insurance, or is not insured under any other insurance carried by Landlord, Landlord may elect to repair and restore the Building and improvements (provided that Tenant has not elected to terminate this Lease pursuant to the first sentence of this Paragraph 20(c) or Paragraph 20(d)), or Landlord may terminate this Lease effective as of the date of the casualty by giving written notice of termination to Tenant, subject to the limitations of Paragraph 20(b). Landlord’s election to repair and restore the Building and improvements or to terminate this Lease shall be made and written notice thereof shall be given to Tenant within forty-five (45) days after the casualty. Notwithstanding the foregoing, (1) if Landlord has not obtained all necessary governmental permits for the restoration and commenced construction of the restoration within one hundred twenty (120) days after the casualty, Tenant may terminate this Lease by written notice to Landlord given at any time prior to the actual commencement of construction of the restoration; or (2) if Landlord elects to repair and restore the Building and improvements under subparagraph (b) or (c) above, but the repairs and restoration are not substantially completed within two hundred ten (210) days after the casualty, plus the period of any delays in the completion of the repairs and restoration caused by strikes, labor disputes, unavailability of materials, inclement weather, or acts of God (“force majeure delays”), Tenant may terminate this Lease by written notice to Landlord given within thirty (30) days after the expiration of said period of two hundred ten (210) days after the casualty plus the period of any force majeure delays, but not by more than sixty (60) additional days.

(d) Notwithstanding anything to the contrary contained in this Paragraph 20, if at any time during the last twelve (12) months of the term of this Lease, there is damage to the Building and improvements for which the cost to repair exceeds five percent (5%) of the replacement cost the Building and improvements, whether or not an insured loss, both Landlord and Tenant shall have the option to terminate this Lease effective as of the date of occurrence of such damage by giving written notice to the other party of its election to do so within fifteen (15) days after the date of such damage. However, if Landlord elects to terminate this Lease and Tenant is not then in default under the Lease, Tenant may negate Landlord’s election to terminate under this Paragraph 20(d) by electing, within ten (10) days after receipt of Landlord’s termination notice, to exercise any unexercised option to extend this Lease. If Tenant negates Landlord’s election, this Lease shall continue in effect.

(e) If this Lease is not terminated by Landlord or Tenant pursuant to the foregoing provisions, Landlord shall complete the repairs in a diligent manner and this Lease shall continue in full force and effect, except that Monthly Base Rent and Additional Rent shall be abated in accordance with Paragraph 20(f) below.

(f) In the event of repair, reconstruction, or restoration as provided herein, the Monthly Base Rent and Additional Rent shall be abated proportionally in the ratio which the Tenant’s use of the Premises is impaired during the period of such repair, reconstruction, or restoration, from the date of the casualty until such repair, reconstruction or restoration is completed.

(g) With respect to any destruction of the Building and improvements which Landlord is obligated to repair, or may elect to repair, under the terms of this Paragraph 20, the provisions of Section 1932, Subdivision 2, and of Section 1933, Subdivision 4, of the Civil Code of the State of California are waived by the parties. Landlord shall repair and restore any leasehold improvements constructed thereafter by Landlord, or by Tenant with Landlord’s prior written consent.

(h) In the event of termination of this Lease pursuant to any of the provisions of this Paragraph 20, the Monthly Base Rent and Additional Rent shall be apportioned on a per diem basis and shall be paid to the date of the casualty. In no event shall Landlord be liable to Tenant for any damages resulting to Tenant from the occurrence of such casualty, or from the repairing or restoration of the Building and improvements, or from the termination of this Lease as provided herein, nor shall Tenant be relieved thereby from any of Tenant’s obligations hereunder, except to the extent and upon the conditions expressly set forth in this Paragraph 20, and except in the event of termination of the Lease by either party in which case Tenant shall be relieved of its obligations under the Lease accruing from and after the date of such termination.

21.	EMINENT DOMAIN

(a) If the whole or any substantial part of the Building shall be taken or condemned by any competent public authority for any public use or purpose, the term of this Lease shall end upon the earlier to occur of the date when the possession of the part so taken shall be required for such use or purpose or the vesting of title in such public authority. Tenant shall be entitled to receive any damages separately awarded by the court for (1) leasehold improvements installed at Tenant’s expense or other property owned by Tenant, and (2) reasonable costs of moving by Tenant to another location in Santa Clara County, California. The entire balance of the award shall be the property of Landlord.

(b) If there is a partial taking of the Premises by eminent domain which is not a substantial part of the Building and the balance of the Premises remains reasonably suitable for continued use and occupancy by Tenant for the purposes referred to in Paragraph 8, Landlord shall complete any necessary repairs in a diligent manner and this Lease shall remain in full force and effect with a just and proportionate abatement of the Monthly Base Rent and Additional Rent, based on the extent to which Tenant’s use of the Premises is impaired thereafter. If after a partial taking, the Premises are not reasonably suitable for Tenant’s continued use and occupancy for the uses permitted herein, Tenant may terminate this Lease effective on the earlier of the date title vests in the public authority or the date possession is taken. Subject to the provisions of Paragraph 21(a), the entire award for such taking shall be the property of Landlord.

22.	REMEDIES

If Tenant fails to make any payment of rent or any other sum due under this Lease for five (5) days or more after the same is due; or if Tenant breaches any other term of this Lease for thirty (30) days or more after receipt by Tenant of written notice from Landlord (unless such default is reasonably incapable of cure within thirty (30) days and Tenant commences cure within thirty (30) days and diligently prosecutes the cure to completion within a reasonable time); or if Tenant’s interest herein, or any part thereof, is assigned or transferred, either voluntarily or by operation of law (except as expressly permitted by other provisions of this Lease); or if Tenant makes a general assignment for the benefit of its creditors; or if this Lease is rejected (1) by a bankruptcy trustee for Tenant, (2) by Tenant as debtor in possession, or (3) by failure of Tenant as a bankrupt debtor to act timely in assuming or rejecting this Lease; then any of such events shall constitute an event of default and breach of this Lease by Tenant and Landlord may, at its option, elect the remedies specified in either subparagraph (a) or (b) below. Any such rejection of this Lease referred to above shall not cause an automatic termination of this Lease. Whenever in this Lease reference is made to a default by Tenant, such reference shall refer to an event of default (“Event of Default”) by Tenant as defined in this Paragraph 22.

(a) Landlord may repossess the Premises and remove all persons and property therefrom. If Landlord repossesses the Premises because of an Event of Default by Tenant, this Lease shall terminate and Landlord may recover from Tenant:

(1) the worth at the time of award of the unpaid rent which had been earned at the time of termination including interest thereon at a rate equal to the Federal discount rate plus one percent (1%), or the maximum legal rate of interest, whichever is less, from the time of termination until paid;

(2) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided, including interest thereon at a rate equal to the Federal discount rate plus one percent (1%) per annum, or the maximum legal rate of interest, whichever is less, from the time of termination until paid;

(3) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss for the same period that Tenant proves could be reasonably avoided, discounted at the discount rate published by the Federal Reserve Bank of San Francisco for member banks at the time of award plus one percent (1%); and

(4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s breach or by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

(b) If Landlord does not repossess the Premises, then this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession and Landlord may enforce all of its rights and remedies under this Lease, including the right to recover the rent and other sums due from Tenant hereunder For the purposes of this Paragraph 22, the following do not constitute a repossession of the Premises by Landlord or a termination of the Lease by Landlord:

(1) Acts of maintenance or preservation by Landlord or efforts by Landlord to relet the Premises; or

(2) The appointment of a receiver by Landlord to protect Landlord’s interests under this Lease.

23.	TENANT’S PERSONAL PROPERTY

If any personal property of Tenant remains on the Premises after (1) Landlord terminates this Lease pursuant to Paragraph 22 above following an Event of Default by Tenant, or (2) after the expiration of the Lease term or after the termination of this Lease pursuant to any other provisions hereof, Landlord shall give written notice thereof to Tenant pursuant to applicable law. Landlord shall thereafter release, store, and dispose of any such personal property of Tenant in accordance with the provisions of applicable law.

24.	NOTICES

(a) All notices, statements, demands, requests, or consents given hereunder by either party to the other shall be in writing and shall be personally delivered, or shall be sent by a recognized overnight delivery service, or shall be sent by United States mail, first class, or registered or certified, return receipt requested, postage prepaid, and addressed to the parties as follows:

Landlord:	Park Place Associates
c/o Vance Brown, Inc.
3197 Park Boulevard
Palo Alto, California 94306
Attention: Property Manager

Tenant:	Danger, Inc.
3101 Park Boulevard
Palo Alto, California 94306
Attention: CFO

With a copy to:	Danger, Inc.
3101 Park Boulevard
Palo Alto, California 94306
Attention: General Counsel

Either party may change its address for notice by giving written notice to the other party of the new address for notice in accordance with subparagraph (b) below.

(b) When personally delivered to the recipient, notice shall be effective on delivery; when mailed first class to the last address known to the party giving notice, notice shall be effective on delivery; when mailed by certified mail with return receipt requested, notice shall be effective on receipt if delivery is confirmed by a return receipt; when delivered by recognized overnight delivery service with charges prepaid or charged to sender’s account, notice is effective on delivery if delivery is confirmed by the delivery service.

25.	ESTOPPEL CERTIFICATES

Tenant and Landlord shall within fifteen (15) days following request by the other party (the “Requesting Party”), execute and deliver to the Requesting Party an Estoppel Certificate (1) certifying that this Lease has not been modified and certifying that this Lease is in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect; (2) stating the date to which the rent and other charges are paid in advance, if at all; (3) stating the amount of any security deposit held by Landlord; (4) acknowledging that there are not, to the responding party’s knowledge, any uncured defaults on the part of the Requesting Party hereunder, or if there are uncured defaults on the part of the Requesting Patty, stating the nature of such uncured defaults; and (5) any other provisions reasonably requested by either party.

26.	PARKING

Tenant shall have the use of all parking spaces on the Premises, including all parking spaces at grade and under the Building.

27.	SIGNAGE

Tenant shall have the right to retain all of Tenant’s existing signage on the Premises. Tenant shall not place any other signs on or about the exterior of the Building or on the areas of the Premises outside of the Building without obtaining Landlord’s prior written approval of the size and design of such signs, obtaining necessary City approvals, and complying with applicable City ordinances and regulations. Tenant shall promptly remove all such signage at Tenant’s expense upon the expiration or sooner termination of this Lease.

28.	TENANT’S BROKER

Landlord and Tenant warrant to each other that (a) each has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, except Trammell Crow Company (“Tenant’s Broker”) whose commission shall be payable by Tenant pursuant to a separate agreement between Tenant and Tenant’s Broker, and (b) neither of them knows of any real estate broker or agent (other than Tenant’s Broker), who is or might be entitled to a commission in connection with this Lease. Landlord and Tenant each hereby agree to indemnify, defend, and hold harmless the other from and against any losses, causes of actions, liabilities, liens, damages, claims, demands, costs and expenses (including reasonable attorneys’ fees and costs) incurred, or to be incurred, by reason of any breach of the foregoing warranty by either party hereto with respect to any such dealings with any and all real estate broker(s) or agent(s) (other than Tenant’s Broker whose commission shall be payable by Tenant).

29.	SUBORDINATION; ATTORNMENT

This Lease, without any further instrument, shall at all times be subject and subordinate to any and all mortgages and deeds of trust which may now or hereafter affect Landlord’s estate in the real property of which the Premises form a part, and to all advances made or hereafter to be made upon the security thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof. In confirmation of such subordination, Tenant shall promptly execute, acknowledge, and deliver to Landlord upon request any subordination, non-disturbance, and attornment agreement or other instrument with respect to any existing deed of trust, or any deed of trust executed by Landlord hereafter, which is approved by Landlord’s lender, is in commercially reasonable form, and which provides that so long as Tenant is not in default hereunder beyond any applicable cure period that upon acquiring title to the real property of which the Premises form a part by foreclosure or otherwise (1) this Lease shall not be terminated, and (2) such holder or other person or persons purchasing or otherwise acquiring the real property of which the Premises form a part by foreclosure or otherwise shall recognize all of Tenant’s rights hereunder which accrue thereafter and shall not disturb Tenant’s right to quiet enjoyment of the Premises under the terms of this Lease, on the condition that Tenant agrees in writing to attorn to such holder or purchaser. Said non-disturbance agreements shall be in recordable form and may be recorded by either Landlord or Tenant at such party’s election and expense.

30.	BREACH BY LANDLORD

(a) Landlord shall not be deemed in breach of this Lease unless Landlord fails within a reasonable time to perform an obligation required to be performed by Landlord pursuant to this Lease. For purposes of this Paragraph 30, a reasonable time shall in no event be less than thirty (30) days after receipt by Landlord, and by the holders of any mortgage or deed of trust covering the Premises whose name and address have been furnished to Tenant in writing for such purposes, of written notice specifying wherein such obligation of Landlord has not been performed; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days after such notice are reasonably required for its performance, then Landlord shall not be in breach of this Lease if performance is commenced within such thirty (30) day period and thereafter diligently pursued to completion.

(b) In the event of a breach of this Lease by Landlord, Tenant’s sole remedy shall be to institute an action against Landlord for damages or for injunctive or equitable relief, but Tenant shall not have the right to rent abatement, to offset against rent, or to terminate this Lease. Tenant expressly waives the defense of constructive eviction.

31.	LANDLORD’S ENTRY

Except in the case of an emergency and except for permitted entry during Tenant’s normal working hours for regularly scheduled maintenance, Landlord and Landlord’s agents shall provide Tenant with at least twenty-four (24) hours’ notice prior to entry of the Premises by Landlord and Landlord’s agents. Such entry by Landlord and Landlord’s agents shall not interfere with Tenant’s operations more than reasonably necessary, and Landlord shall exercise reasonable efforts to comply with Tenant’s reasonable security measures and Tenant’s safety protocols, provided that such security measures and safety protocols are known by Landlord. If required by Tenant, Landlord and Landlord’s agents shall at all times be accompanied by a representative of Tenant during any such entry except in case of emergency Landlord may enter the Premises without prior notice to Tenant if Tenant has abandoned or surrendered the Premises.

32.	ATTORNEYS’ FEES

If any action at law or in equity shall be brought to recover any rent under this Lease, or for or on account of any breach of or to enforce or interpret any of the provisions of this Lease or for recovery of the possession of the Premises, the prevailing party shall be entitled to recover from the other party costs of suit and reasonable attorneys’ fees, the amount of which shall be fixed by the court and shall be made a part of any judgment rendered.

33.	QUIET POSSESSION

So long as no Event of Default by Tenant remains uncured, Tenant shall have quiet enjoyment and possession of the Premises for the entire term hereof subject to all of the provisions of this Lease.

34.	GENERAL PROVISIONS

(a) Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture of any association between Landlord and Tenant, and neither the method of computation of rent nor any other provisions contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

(b) Each and all of the provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto, and except as otherwise specifically provided elsewhere in this Lease, their respective heirs, executors, administrators, successors, and assigns, subject at all times, nevertheless, to all agreements and restrictions contained elsewhere in this Lease with respect to the assignment, transfer, encumbering, or subletting of all or any part of Tenant’s interest in this Lease.

(c) The captions of the paragraphs of this Lease are for convenience only and shall not be considered or referred to in resolving questions of interpretation or construction.

(d) This Lease is and shall be considered to be the only agreement between the parties hereto and their representatives and agents. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the patties and all reliance with respect to representations is solely upon the representations and agreements contained in this instrument.

(e) The laws of the State of California shall govern the validity, performance, and enforcement of this Lease. Notwithstanding which of the parties may be deemed to have prepared this Lease, this Lease shall not be interpreted either for or against Landlord or Tenant, but this Lease shall be interpreted in accordance with the general tenor of the language in an effort to reach an equitable result.

(f) Time is of the essence with respect to the performance of each of the covenants and agreements contained in this Lease.

(g) Recourse by Tenant for breach of this Lease by Landlord shall be expressly limited to the amount of Landlord’s interest in the Premises and the rents, issues, insurance and condemnation proceeds, sales proceeds, and profits therefrom, and in the event of any such breach or default by Landlord Tenant hereby waives the right to proceed against any other assets of Landlord or against any other assets of any manager or member of Landlord.

(h) Any provision or provisions of this Lease which shall be found to be invalid, void or illegal by a court of competent jurisdiction, shall in no way affect, impair, or invalidate any other provisions hereof, and the remaining provisions hereof shall nevertheless remain in full force and effect.

(i) This Lease may be modified in writing only, signed by the parties in interest at the time of such modification.

(j) Each party represents to the other that the person or persons signing this Lease on its behalf are properly authorized to do so. Upon the request of either party, evidence of the written authority of such person or persons to sign on behalf of the other party shall be provided to the requesting party hereto either prior to or simultaneously with the return to the requesting party of a fully executed copy of this Lease.

(k) No binding agreement between the parties with respect to the Premises shall arise or become effective until this Lease has been duly executed by both Tenant and Landlord and a fully executed copy of this Lease has been delivered to both Tenant and Landlord.

(l) Subject to the provisions of Paragraph 30(b), the rights and remedies that either party may have under this Lease or at law or in equity, upon any breach, are distinct, separate and cumulative and shall not be deemed inconsistent with each other, and no one of them shall be deemed to be exclusive of any other.

(m) Landlord and Tenant waive any claim for consequential damages which one may have against the other for breach of or failure to perform or observe the requirements and obligations created by this Lease.

(n) This Lease shall not be recorded by either party without the prior written consent of the other party.

(o) Whenever this Lease requires an approval, consent, determination, selection or judgment by either Landlord or Tenant, unless another standard is expressly set forth, such approval, consent, determination, selection or judgment and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld, conditioned, or delayed and, in exercising any right or remedy hereunder, each party shall at all times act reasonably and in good faith.

(p) Any expenditure by a party permitted or required under this Lease, for which such party demands reimbursement from the other party, shall be limited to the fair market value of the goods and services involved, shall be reasonably incurred, and shall be substantiated by documentary evidence available for inspection and review by the other party.

IN WITNESS WHEREOF, the Landlord and Tenant have duly executed this Lease as of the date first set forth herein.

“Landlord”

PARK PLACE ASSOCIATES, a California general partnership

By:	Park City Leasing, L.P., a California limited partnership Its Managing General Partner

	By:	Vance Brown, Inc., a California corporation Its General Partner

		By:	/s/ [ILLEGIBLE], Chairman

“Tenant”

DANGER, INC. a Delaware corporation

By:	/s/ Henry R. Nothhaft, CEO
Its

By:	/s/ Nancy Hilker, CFO
Its

[SIGNATURE PAGE TO LEASE]

EXHIBIT A

COMMENCEMENT MEMORANDUM

Date:                     , 2007

This Commencement Memorandum is entered into with respect to the Lease dated March 14, 2006 (the “Lease”) between Park Place Associates, a California limited liability company (“Landlord”), and Danger, Inc., a California corporation (“Tenant”), of the premises located at 3101 Park Boulevard, Palo Alto, California (the “Premises”).

In accordance with the Lease, Landlord and Tenant confirm and agree as follows:

1. That the Premises are accepted by Tenant in the condition required by the Lease on the date hereof;

2. That Tenant is in possession of the Premises and hereby acknowledges that under the provisions of the Lease the Commencement Date of the term of the Lease is January 1, 2007 and the Expiration Date of the initial term of the Lease is December 31, 2009;

3. That in accordance with the provisions of the Lease, Monthly Base Rent and Operating Expenses and Taxes commence to accrue on January 1, 2007; and

4. Rent is due and payable by Tenant in advance on the first day of each and every month during the term of the Lease. Tenant’s rent checks should be made payable to Park Place Associates and mailed to Park Place Associates, c/o Vance Brown, Inc., 3197 Park Boulevard, Palo Alto, California 94306, Attention: Property Manager.

AGREED AND ACCEPTED

LANDLORD			TENANT

PARK PLACE ASSOCIATES,			DANGER, INC.,
a California general partnership			a Delaware corporation

By:	Park City Leasing, L P,
	a California limited partnership Its Managing General Partner		By:

	By:	Vance Brown, Inc.,
a California corporation
Its General Partner

By:

A-1

EXHIBIT B

TENANT’S HAZARDOUS MATERIALS

B-1

EXHIBIT C

ALTERATIONS BY PACIFIC DATA IMAGES, INC. (TO BE REMOVED)

C-1